Exhibit 10.22

                              EMPLOYMENT AGREEMENT

        AGREEMENT, dated as of July 1, 1999, by and between Excel Legacy Corporation, a Delaware corporation (the "Company"), and Graham R. Bullick ("Executive").

                                    RECITALS

        A. Executive is currently Senior Vice President/Acquisitions of the Company.

        B. The Company desires to employ Executive, effective as of May 1, 1999 (the "Effective Time"), on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

                                    AGREEMENT

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1. Employment. The Company hereby agrees to employ Executive as Senior Vice President/Acquisitions and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

        2. Term. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on the Effective Time (the "Commencement Date") and shall continue through December 31, 2003; provided, that, commencing on January 1, 2004, and on each anniversary date thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice not to extend this Agreement prior to six (6) months before such automatic extension would be effectuated. The Employment Period may be sooner terminated by either party in accordance with
Section 6 of this Agreement.

        3. Position and Duties. During the Employment Period, Executive shall serve as Senior Vice President/Acquisitions Counsel of the Company. Executive shall have those powers and duties normally associated with the positions of a Senior Vice President/Acquisitions and such other powers and duties as may be prescribed by the Board of Directors of the Company (the "Board"). Executive shall devote such time, attention and energies to Company affairs as are necessary to fully perform his duties (other than absences due to illness or vacation) for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not materially and adversely affect the ability of Executive to fully perform his duties and responsibilities hereunder, to (i) manage Executive's personal, financial and legal affairs, and
(ii) serve on civic or charitable boards or committees.

        4. Place of Performance. The principal place of employment of Executive shall be at the Company's operating offices in San Diego, California.

        5. Compensation and Related Matters.

                (a) Salary. During the Employment Period, the Company shall pay Executive an annual base salary of $150,000 ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

                (b) Bonus. The Board's compensation committee (the "Compensation Committee") shall review Executive's performance at least annually during each year of the Employment Period and cause the Company to award Executive a cash bonus of up to 100% of his Base Salary which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. The amount of Executive's cash bonus shall be determined in the reasonable discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in earnings, and Executive's performance and contribution to increasing the funds from operations.

                (c) Stock Options. Executive shall be eligible to participate in the Company's Stock Option Plan in the same manner as its other executives, as determined in the discretion of the Company's Compensation Committee.

                (d) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

                (e) Vacation. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's senior executive officers, but in no event less than four (4) weeks annually.

                (f) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, life insurance, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, or any annual incentive or long-term performance plans.

                (g) Automobile Allowance. During the Employment Period, the Company shall provide Executive with an automobile allowance of at least $6,000 per year. The automobile allowance shall commence upon the second anniversary of the Commencement Date.

        6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                (a) Death. Executive's employment hereunder shall terminate upon his death.

                (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                (c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

                        (i) conviction of, or plea of guilty or nolo contendere
                to, a felony; or

                        (ii) willful and continued failure to use reasonable
                best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

                        (iii) willful misconduct (including, but not limited to,
                a willful breach of the provisions of Section 10) that is materially economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company ("Affiliate").

        For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any Affiliates thereof; provided, however, that the willful requirement outlined in paragraphs (ii) or (iii) above shall be deemed to have occurred if the Executive's action or non-action continues for more than ten
(10) days after Executive has received written notice of the inappropriate action or non-action. Cause shall not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

                (d) Good Reason. Executive may terminate his employment for "Good Reason" within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company:

                (i) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Senior Vice President/Capital Markets of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                (ii) a reduction by the Company in Executive's Base Salary or a failure by the Company to pay any such amounts when due;

                (iii) the relocation of the Company's San Diego operating office or Executive's own office location more than thirty (30) miles from San Diego, California;

                (iv) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

                (v) the Company's failure to substantially provide any material employee benefits due to be provided to Executive;

                (vi) the Company's failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement; or

                (vii) a Change in Control (as defined below) of the Company.

        Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the thirty (30) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

        For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

                (1) individuals who, on the Commencement Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

                (2) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner:
        (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

                (3) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company's assets (a "Business Transaction"), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Company's shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction"); or

                (4) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement and the Stock Option Agreements pursuant to which the Stock Options were granted.

                (5) Gary B. Sabin is no longer serving as Chairman of the Board of Directors by virtue of being asked to resign or by not being placed on the ballot for the election of directors. Should he not be able to serve as chairman due to death or disability or should he, of his own free will and choice, elect to resign or not sit for reelection, then it shall not be deemed to be an event of Change of Control.

                (e) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

        7. Termination Procedure.

                (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and
(iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

        8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this
Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

                (a) Termination By Company Without Cause or By Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) a payment equal to two times Executive's current base scheduled annual salary and two times the average total additional compensation (i.e., bonus, pension, 401(k) Company contributions, medical benefits and car allowance) for the two (2) preceding fiscal years of the Company ending prior to termination within seven (7) calendar days following the Date of Termination; provided, however, if the Executive has previously given a notice not to extend the Employment Period pursuant to Section 2, the payment referred to in this subsection (i) shall not be made;

                (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, disability and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); and

                (iii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

                (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company;

                (v) all stock options and other pension or employment benefits granted to Executive prior to the Date of Termination shall fully vest as of the Date of Termination (inclusive of any granted to Executive prior to the Employment Period);

                (vi) the Company shall forgive and cancel all loans made by the Company or any Affiliate to Executive, if any, and shall take all actions and execute all documents necessary to evidence the forgiveness and cancellation of such loans; and

                (vii) the Company shall eliminate any and all restrictions on Executive's ability either to engage in any activities, directly or indirectly, in competition with the Company (including, without limitation, the restrictions set forth in Section 10(c) of this Agreement but not the restrictions set forth in Sections 10(a) and (b)), or to make any investment in competition with the Company, and shall execute all documents necessary or reasonably requested by Executive to reflect such elimination of restrictions.

        The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

                (b) Cause or By Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                (i) the Company shall pay Executive his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                (ii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

                (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                (c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) and Continued Benefits for the longer of (i) six (6) months or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company paying the benefits described in Section 5(h), up to a maximum of three (3) years of Base Salary continuation; and

                (ii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                (d) Death. If Executive's employment is terminated by his death:

                (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination and one (1) times Executive's annual rate of Base Salary, and shall provide Executive's spouse and dependents with Continued Benefits for one (1) year;

                (ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                (iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                (e) Failure to Extend. A failure to extend the Agreement pursuant to Section 2 by either party shall not be treated as a termination of Executive's employment for purposes of this Agreement.

        9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

        10. Confidential Information, Ownership of Documents; Non-Competition.

                (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

                (b) Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

                (c) Protection of Business. During the Employment Period and until the first anniversary of Executive's Date of Termination (but only in the event Executive is terminated by the Company for Cause or Executive terminates employment without Good Reason), the Executive will not (i) engage, anywhere within the geographical areas in which the Company or any of its Affiliates (the "Designated Entities") are conducting their business operations or providing services as of the Date of Termination, in any business which is being engaged in by the Designated Entities as of the Date of Termination or pursue or attempt to develop any project known to Executive and which the Designated Entities are pursuing, developing or attempting to develop as of the Date of Termination, unless such project has been inactive for over nine (9) months (a "Project"), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any Project or any customer of any of the Designated Entities, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company, and Executive shall not be prohibited from owning equity securities of, and acting as an officer and director of, Legacy. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this
Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

                (e) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

        11. Indemnification.

                (a) General. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

                (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                (c) Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

                (d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

                (e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

                (f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

                (g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                (i) The Company will be entitled to participate therein at its own expense; and

                (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                (iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

        12. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

        13. Successors; Binding Agreement.

                (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

        14. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

        If to Executive:

                      Graham R. Bullick
                      c/o Excel Legacy Corporation
                      16955 Via Del Campo, Suite 100
                      San Diego, CA 92127

               If to the Company:

                      Excel Legacy Corporation
                      16955 Via Del Campo, Suite 100
                      San Diego, CA 92127
                      Attn:  CEO

                or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication,
(c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following such mailing.

        15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

        16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

        19. Shareholder Approval. The Company represents and warrants to Executive that no shareholder approval is required for the Company to enter into this Agreement and provide the benefits hereunder and to enter into the agreements described in Section 5.

        20. Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

        21. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                   Company:

                                   EXCEL LEGACY CORPORATION,
                                   a Delaware corporation


                                   By: /s/ John H, Wilmot
                                      ------------------------------------------
                                   Name: John H. Wilmot
                                        ----------------------------------------

                                   Title: Chairman of the Compensation Committee


                                   Executive:


                                   /s/ Graham R. Bullick
                                   ---------------------------------------------
                                   Graham R. Bullick